EXHIBIT 10.4

DESIGNER BRANDS INC. CASH INCENTIVE COMPENSATION PLAN

1.00 PURPOSE AND EFFECTIVE DATE

1.01 Purpose: This Plan is an amendment and restatement of the DSW Inc. 2005 Cash Incentive Compensation Plan and is intended to foster and promote the financial success of the Company and Subsidiaries and to increase shareholder value by [1] providing Participants an opportunity to receive incentive compensation if specified objectives are met and [2] enabling the Company to attract and retain the services of outstanding employees upon whose judgment, interest and special efforts the successful conduct of the Company’s business is largely dependent. The Plan has been amended to remove outdated provisions applicable to “qualified performance-based compensation” under Code §162(m) and make other appropriate changes.

1.02 Effective Date: The Plan will be effective upon its adoption by the Board (the “Effective Date”).

2.00 DEFINITIONS

When used in this Plan, the following terms have the meanings given to them in this section unless another meaning is expressly provided elsewhere in this document or clearly required by the context. When applying these definitions and any other word, term or phrase used in this Plan, the form of any word, term or phrase will include any and all of its other forms.

Act. The Securities Exchange Act of 1934, as amended, or any successor statute of similar effect even if the Company is not subject to the Act.

Award. A grant made under this Plan consisting of an opportunity to receive a cash bonus if terms and conditions specified in the Award Notice are met.

Award Notice. The written or electronic notice delivered to the Participant that describes the terms and conditions that must be met if an Award is to be paid. If there is a conflict between the terms of this Plan and the terms of the Award Notice, the terms of the Plan will govern.

Board. The Company’s Board of Directors.

Change in Control. The earliest of any of the following events to occur:

1.The acquisition by any individual, entity or group (within the meaning of §13(d)(3) or §14(d)(2) of the Act and for purposes of this definition, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of voting securities of the Company where such acquisition causes such Person to own 30% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of the Board (the “Outstanding Voting Securities”); provided, however, that for purposes of this paragraph [1], the following acquisitions shall not be deemed to result in a Change in Control: [a] any acquisition directly from the Company; [b] any acquisition by the Company or a Subsidiary; [c] any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; [d] any acquisition by any corporation pursuant to a transaction that complies with clauses [a], [b], and [c] of paragraph [3] below; [e] any acquisition by Jay L. Schottenstein, Schottenstein Stores Corporation or any of their respective affiliates; or [f] any acquisition by any trust established for the benefit of Jay L. Schottenstein or any of his spouse, children or lineal descendants or any other Person controlled by such trust; provided, further, that if any person’s beneficial ownership of the Outstanding Voting Securities reaches or exceeds 30% as a result of a transaction described in clause [a] or [b] of this paragraph [1], and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 30% or more of the Outstanding Voting Securities;

2.Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall be deemed to be a member of the Incumbent Board;

3.Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or a Subsidiary, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or a Subsidiary (each, a “Business Combination”), excluding, however, such a Business Combination pursuant to which [a] all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); [b] no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and [c] at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

4.Approval of the shareholders of the Company of a complete liquidation or dissolution of the Company.

Code. The Internal Revenue Code of 1986, as amended or superseded after the Effective Date and any applicable rulings or regulations issued under the Code.

Committee. The Compensation Committee with respect to Awards granted to executive officers of the Company. With respect to Awards granted to employees who are not executive officers of the Company, the “Committee” shall mean the Chief Executive Officer of the Company or other member of the management team of the Company, as designated by the Compensation Committee.

Company. Designer Brands Inc., an Ohio corporation, and any and all successors to it.

Compensation Committee. The Board’s Compensation Committee.

Director. A member of the Board.

Disability. Unless the Committee specifies otherwise in the Award Notice, the Participant’s permanent and total disability which enables the Participant to be eligible for and receive a disability benefit under the federal Social Security Act.

Employee. Any person who, on any applicable date, is a common law employee of the Company or any Subsidiary. A worker who is classified as other than a common law employee but who is subsequently reclassified as a common law employee of the Company for any reason and on any basis will be treated as a common law employee only from the date that reclassification occurs and will not retroactively be reclassified as an Employee for any purpose of this Plan.

Participant. Any Employee to whom an Award has been granted.

Performance Criteria. The criteria described in Section 5.01.

Performance Period. The period over which the Committee will determine if applicable Performance Criteria have been met.

Plan. This Designer Brands Inc. Cash Incentive Compensation Plan, as it may be amended from time to time.

Stock. The Class A common stock, without par value, issued by the Company or any security issued by the Company in substitution, exchange or in place of these shares.

Subsidiary. Any corporation or other entity in which the Company, directly or indirectly, controls 50% or more of the total combined voting power of such corporation or other entity, or any other corporation or other entity in which the Company has a significant equity interest, in either case as determined by the Committee.

Termination or Terminated. Unless the Committee specifies otherwise in the Award Notice, [1] cessation of the employee-employer relationship between a Participant and the Company and all Subsidiaries for any reason or [2] with respect to a Participant who is an Employee of a Subsidiary, a severance or diminution of the Company’s direct or indirect ownership after which that entity is no longer a Subsidiary and after which that person is not an Employee of the Company or any entity that then is a Subsidiary. However, a Termination will not have occurred while the Participant is absent from active employment for a period of not more than three months (or, if longer, the period during which reemployment rights are protected by law, contract or written agreement, including the Award Notice, between the Participant and the Company) due to illness, military service or other leave of absence approved by the Committee.

3.00 PARTICIPATION

3.01 Participation.

1.Consistent with the terms of the Plan and subject to Section 3.02, the Committee will [a] decide which Employees will be granted Awards and [b] specify the terms upon which an Award will be granted and may be paid.

2.The Committee may establish different terms and conditions for each Award.

3.02 Conditions of Participation. By accepting an Award, each Participant agrees:

1.To be bound by the terms of the Award Notice and the Plan and to comply with other conditions imposed by the Committee; and

2.That the Committee (or the Board, as appropriate) may amend the Plan and the Award Notice without any additional consideration to the extent necessary to avoid penalties arising under Code §409A, even if those amendments reduce, restrict or eliminate rights granted under the Plan or Award Notice (or both) before those amendments.

3.That all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest in such Award.

4.00 ADMINISTRATION

4.01 Committee Duties. The Committee is responsible for administering the Plan and has all powers appropriate and necessary to that purpose. Consistent with the Plan’s objectives, the Committee may adopt, amend and rescind rules and regulations relating to the Plan, to the extent appropriate to protect the Company’s and any Subsidiary’s interests, and has complete discretion to make all other decisions (including whether a Participant has incurred a Disability) necessary or advisable for the administration and interpretation of the Plan. Any action by the Committee will be final, binding and conclusive for all purposes and upon all persons.

4.02 Delegation of Ministerial Duties. In its sole discretion, the Committee may delegate any ministerial duties associated with the Plan to any person (including Employees) that it deems appropriate.

4.03 Award Notice. At the time an Award is made, the Committee will prepare and deliver an Award Notice to each affected Participant. The Award Notice:

1.Will describe the Award and when and how it may be paid;

2.To the extent different from the terms of the Plan, will describe [a] any conditions that must be met before the Award may be paid, including Performance Criteria and [b] any other applicable terms and conditions affecting the Award.

5.00 AWARDS

5.01 Performance Criteria.

1.Payment of Awards will be based on one or more (or a combination of) factors that the Committee believes are relevant and appropriate, which may include the following Performance Criteria, and which may be applied solely with reference to the Company (and/or any Subsidiary) or relatively between the Company (and/or any Subsidiary) and one or more unrelated entities:

a.Net earnings or net income (before or after taxes);

b.Earnings per share;

c.Net sales or revenue growth;

d.Net operating profit;

e.Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue);

f.Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment);

g.Earnings before or after taxes, interest, depreciation and/or amortization;

h.Gross or operating margins;

i.Productivity ratios;

j.Share price (including, but not limited to, growth measures and total shareholder return);

k.Expense targets;

l.Margins;

m.Operating efficiency;

n.Market share;

o.Customer satisfaction;

p.Working capital targets; and

q.Economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

2. Different Performance Criteria may be applied to individual Participants or to groups of Participants and, as specified by the Committee, may be based on the results achieved [a] separately by the Company or any Subsidiary, [b] any combination of the Company and Subsidiaries or [c] any combination of segments, products or divisions of the Company and Subsidiaries.

3. The Committee:

a.Will make appropriate adjustments to Performance Criteria to reflect the effect on any Performance Criteria of any stock dividend or stock split affecting Stock, recapitalization (including, without limitation, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares or similar corporate change. Also, the Committee will make a similar adjustment to any portion of a Performance Criteria that is not based on Stock but which is affected by an event having an effect similar to those just described.

b.May make appropriate adjustments to Performance Criteria to reflect a substantive change in a Participant’s job description or assigned duties and responsibilities.

c.May provide that one or more Performance Criteria will be adjusted to reflect such events as the Committee deems appropriate, including, without limitation, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, and other unusual or infrequently occurring items, and the cumulative effects of tax or accounting changes, each as defined by United States generally accepted accounting principles, occurring during the applicable Performance Period.

5.02 Determining Awards. Subject to any terms, restrictions and conditions specified in the Plan or the Award Notice, and taking into account current and anticipated market and business conditions, as of the end of each Performance Period, the Committee will determine the extent to which each Participant has or has not met his or her Performance Criteria. Awards will be:

1.Forfeited, if Performance Criteria have not been met at the end of the Performance Period; or

2.Subject to Section 5.03, valued and distributed, in a single lump sum cash payment as soon as practicable after the last day of the Performance Period to the extent that related Performance Criteria have been met and market and business conditions warrant, but in no event later than March 15 of the calendar year following the calendar year in which the Performance Period ends.

5.03 Deferral of Distribution. Each Participant may direct the Company to defer payment of all or any portion of his or her Award by electing to have that amount [1] credited to his or her account under any nonqualified deferred compensation plan (as defined in §201(2) of the Employee Retirement Income Security Act of 1974, as amended) maintained by the Company and designated by the Committee as an appropriate repository for these deferrals and [2] distributed under the terms of that plan. This election must be made at a time and in a manner that complies with Code §409A.

5.04 Effect of Termination.

1.Termination Other Than For Death or Disability. Unless otherwise provided in the Award Notice or otherwise approved by the Committee, and except in the case of a Termination on account of death or Disability, no Award will be paid to a Participant who Terminates before the end of a Performance Period.

2.Termination Because of Death or Disability. Unless otherwise provided in the Award Notice, a prorated Award will be paid to a Participant (or to his or her beneficiary) who Terminates on account of death or Disability, but only if the Performance Criteria applicable to that Performance Period are met at the end of that Performance Period. The amount paid will equal the Award the Participant would have received had his or her employment not Terminated on account of death or Disability before the end of the Performance Period, multiplied by a fraction, the numerator of which is the number of days between the beginning of the Performance Period and the date on which the Termination occurred, and the denominator is the total number of days in that Performance Period. This amount, if any, will be paid at the same time and in the same manner as the Award would have been paid had the Participant not Terminated.

6.00 CHANGE IN CONTROL

6.01 Accelerated Vesting and Settlement. Subject to Section 6.02, on the date of any Change in Control, all Performance Criteria will be deemed to have been met at the “target” level on the date of the Change in Control for all Participants who are employed by the Company or a Subsidiary on the date of the Change in Control (or who terminated on account of death or Disability during the Performance Period), all Performance Periods will end on the date of the Change in Control, and all Awards will be distributed in full on or immediately following the date of the Change in Control, but in no event later than March 15 of the calendar year following the calendar year in which the Change in Control occurs.

6.02 Effect of Code §280G. Unless otherwise specified in the Award Notice or in another written agreement between the Participant and the Company or a Subsidiary executed simultaneously with or before any Change in Control, if the sum (or value) of the payments described in Section 6.01 for a Participant constitutes an “excess parachute payment” as defined in Code §280G(b)(1) when combined with all other parachute payments attributable to the same Change in Control would but for this Section 6.02 be subject to the excise tax imposed under Code §4999 or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Participant’s benefits under this Plan will be reduced so that the Participant’s total “parachute payment” as defined in Code §280G(b)(2)(A) under this Plan and all applicable agreements will be $1.00 less than the amount that otherwise would generate an excise tax under Code §4999, but only if such reduction will result in the Participant’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax).

7.00 AMENDMENT, MODIFICATION AND TERMINATION OF PLAN

The Board or the Committee may terminate, suspend or amend the Plan at any time without shareholder approval. No Plan amendment may, without the consent of the affected Participant (and except as specifically provided otherwise in this Plan or the Award Notice), adversely affect any Award granted before the amendment, modification or termination. However, nothing in this section will restrict the Committee’s right to amend the Plan and any Award Notice without any additional consideration to affected Participants to the extent necessary to avoid penalties arising under Code §409A, even if those amendments reduce, restrict or eliminate rights granted under the Plan or Award Notice (or both) before those amendments.

8.00 MISCELLANEOUS

8.01 Assignability. Except as described in this section, an Award may not be transferred except by will or the laws of descent and distribution.

8.02Beneficiary Designation. Each Participant may name a beneficiary or beneficiaries (who may be named contingently or successively) to receive any Award that becomes payable on account of or after the Participant’s death. Each designation made will revoke all prior designations made by the same Participant, must be made on a form prescribed by the Committee and will be effective only when filed in writing with the Committee. If a Participant has not made an effective beneficiary designation, the deceased Participant’s beneficiary will be his or her surviving spouse or, if none, the deceased Participant’s estate. The identity of a Participant’s designated beneficiary will be based only on the information included in the latest beneficiary designation form completed by the Participant and will not be inferred from any other evidence.

8.03 No Guarantee of Continuing Services. Nothing in the Plan may be construed as:

1.Interfering with or limiting the right of the Company or any Subsidiary to Terminate any Employee’s employment at any time;

2.Conferring on any Participant any right to continue as an Employee of the Company or any Subsidiary;

3.Guaranteeing that any Employee will be selected to be a Participant; or

4.Guaranteeing that any Participant will receive any future Awards.

8.04 Tax Withholding. The Company will withhold from the Award or from other amounts owed to the Participant an amount sufficient to satisfy federal, state and local withholding tax requirements on any Award.

8.05 Indemnification. Each individual who is or was a member of the Committee or a Director will be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be made a party or in which he or she may be involved by reason of any action taken or not taken under the Plan as a Committee or Director and against and from any and all amounts paid, with the Company’s approval, by him or her in settlement of any matter related to or arising from the Plan as a Committee or Director or paid by him or her in satisfaction of any judgment in any action, suit or proceeding relating to or arising from the Plan against him or her as a Committee or Director, but only if he or she gives the Company an opportunity, at its own expense, to handle and defend the matter before he or she undertakes to handle and defend it in his or her own behalf. The right of indemnification described in this section is not exclusive and is independent of any other rights of indemnification to which the individual may be entitled under the Company’s organizational documents, by contract, as a matter of law or otherwise. The foregoing right of indemnification is not exclusive and is independent of any other rights of indemnification to which the person may be entitled under the Company’s organizational documents, by contract, as a matter of law or otherwise.

8.06 No Limitation on Compensation. Nothing in the Plan is to be construed to limit the right of the Company to establish other plans or to pay compensation to its employees or Directors, in cash or property, in a manner not expressly authorized under the Plan.

8.07 Unfunded Arrangement. The Plan is an unfunded incentive compensation arrangement. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. Each Participant’s right to receive an Award shall be no greater than the right of an unsecured general creditor of the Company or any Subsidiary. All Awards shall be paid from the general funds of the Employer, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of Awards.

8.08 Requirements of Law. The grant of Awards will be subject to all applicable laws, rules and regulations and to all required approvals of any governmental agencies or national securities exchange, market or other quotation system.

8.09 Governing Law. The Plan, and all agreements hereunder, will be construed in accordance with and governed by the laws (other than laws governing conflicts of laws) of the State of Ohio.

8.10 No Impact on Benefits. Plan Awards are incentives designed to promote the objectives described in Section 1.00. Also, Awards are not compensation for purposes of calculating a Participant’s rights under any employee benefit plan that does not specifically require the inclusion of Awards in calculating benefits.

8.11 Successors. The Plan shall be binding upon and inure to the benefit of the Company, Subsidiaries, its successors and assigns, and each Participant and his or her heirs, executors, administrators and legal representatives.

8.12 Section 409A. The Plan is intended to comply with the short-term deferral rule set forth in the regulations under Code §409A. If and to the extent that any payment under this Plan is deemed to be nonqualified deferred compensation subject to the requirements of Code §409A, this Plan shall be administered so that such payments are made in accordance with the requirements of Code §409A.

8.13 Clawback Policy. Awards granted under the Plan are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time. By accepting Awards under the Plan, Participants agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any Awards under the Plan that are subject to clawback. Such cooperation and assistance shall include, but is not limited to, executing, completing, and submitting any documentation necessary to recover or recoup any Award from a Participant’s account, or from future compensation or Awards.